UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 19, 2005

TRANSMONTAIGNE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32505	34-2037221
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1670 Broadway, Suite 3100, Denver, CO 80202
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-626-8200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 19, 2005, we reached an agreement to purchase two petroleum products terminals in Mobile, Alabama, from an indirect wholly owned subsidiary of TransMontaigne Inc. (“TMG”) effective January 1, 2006.  The Mobile terminals will be acquired in accordance with our right to acquire from TMG any qualified petroleum products terminals within two years of their acquisition by TMG as set forth in, and in accordance with the terms of, the omnibus agreement between TMG and us.  TMG acquired these terminals in connection with its acquisition of a third party on August 1, 2005.  The Mobile terminals have storage capacity for approximately 240,000 barrels of low sulfur diesel, high sulfur diesel, No. 6 oil and various lube oils.  The purchase price will be approximately $18.0 million.  We expect to utilize additional borrowings under our $75 million senior secured credit facility to finance the cost of this transaction.

In connection with this transaction, we will enter into a terminaling services agreement with TMG under which TMG will agree to provide terminaling services for the acquired petroleum products terminals.  TMG will provide these services under substantially the same terms as it provides terminaling services to our other petroleum products terminals.

A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(a)           Exhibits.

Exhibit No.	Description of Exhibit
99.1	TransMontaigne Partners L.P. press release dated December 19, 2005.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSMONTAIGNE PARTNERS L.P.

	By:	TransMontaigne GP L.L.C., its general partner

Date: December 21, 2005	By:	/s/ Randall J. Larson
Randall J. Larson Executive Vice President, Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description of Exhibit
99.1	TransMontaigne Partners L.P. press release dated December 19, 2005.